EXHIBIT 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

FOR IMMEDIATE RELEASE
December 5, 2003

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO — Wintrust Financial Corporation, (847) 615-4096
David A. Dykstra, Senior EVP/COO — Wintrust Financial Corporation, (847) 615-4096
Thomas H. Roth, President — Village Bancorp, Inc., (847) 483-6000

WINTRUST FINANCIAL CORPORATION ANNOUNCES CLOSING OF
ACQUISITION OF VILLAGE BANCORP, INC.

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) announced today the completion of its previously announced acquisition of 100% of the ownership interest of Village Bancorp, Inc. (“Village”) in a stock merger transaction. Village is the parent company of Village Bank and Trust—Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois.

     Village Bank began operations as a de novo bank in 1995 and had total assets of approximately $79 million as of September 30, 2003. The merger allows Wintrust to expand its presence in the desirable northwest Chicago metropolitan area. Including the two Village locations, Wintrust now operates a total of 36 banking offices and is the process of constructing several additional banking facilities. Village Bank will be operated as a separately chartered bank subsidiary of Wintrust.

     Edward J. Wehmer, President and CEO of Wintrust, and Thomas H. Roth, Village’s President, indicated, “We are excited about the opportunity to combine the resources of Village with Wintrust. We clearly see benefits for Village’s customers, shareholders and employees. Village Bank’s customers will not only retain high levels of customer service but will also gain access to a wider range of products and services through the strength of Wintrust.” Both men noted that both Wintrust and Village share a common philosophy toward community banking and a commitment to outstanding customer service. Mr. Wehmer added that, “Wintrust is impressed with Village’s dedicated management team and an operating culture that is well positioned for future growth.”

     Under the terms of the merger agreement, each share of Village common stock outstanding was converted into the right to receive 0.214 shares of Wintrust’s common stock. The purchase price consists of approximately 257,200 shares of Wintrust’s common stock to be issued in exchange for Village common stock. The shares issued in the transaction have been registered under the Securities Act of 1933. Consummation of the transaction is not expected to have a material impact on Wintrust’s 2003 or 2004 earnings per share.

About Wintrust

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® and that had assets of $4.3 billion at September 30, 2003. In addition to the Village merger, it has eight suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, located in the following markets — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, and Advantage National Bank in Elk Grove Village. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, Cary, McHenry, Riverside, and Roselle, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ four proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

Forward-Looking Information

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Wintrust’s acquisition of Village Bancorp, Inc. and its subsidiary, the combination of their businesses with Wintrust, as well as growth strategies and earnings outlook. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as unforeseen difficulties in integrating the operations of Village or higher than expected operational costs, unanticipated departures of senior officers of Village or loss of other key personnel, changes in economic conditions, unanticipated changes in interest rates that negatively impact growth, competition and the related pricing of other banking products, future events that may cause unforeseen losses on loans or other customer advances, slower than anticipated development and growth of Village’s business or unanticipated business declines. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements, and Wintrust undertakes no obligation to publicly update these statements. This press release should be reviewed in conjunction with Wintrust’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other publicly available information regarding Wintrust, copies of which are available from Wintrust upon request. Such publicly available information provides additional information regarding risks and uncertainties related to the Wintrust’s business that should be considered in evaluating “forward-looking statements.”

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